Exhibit 10.1
Restricted Stock Award
No. ________

THE EXPLORATION COMPANY OF DELAWARE, INC.
RESTRICTED STOCK AWARD AGREEMENT
(Not Involving Payment of Purchase Price)

PART I

Recipient: ___________________

Award Date (Date of Transfer to, and Acceptance of Award by, Recipient):________, 2006

Vesting Commencement Date: ______, 2006

Aggregate Number of Restricted Shares: ______ Shares of Common Stock

Fair Market Value per Share on Award Date: $_______

Vesting Schedule: _____ Shares on ______, 2007
_____ Shares on ______, 2008
_____ Shares on ______, 2009

THE COMPANY RECOMMENDS THAT RECIPIENT CONSULT WITH HIS OR HER PERSONAL TAX ADVISOR UPON THE GRANTING OF THIS AWARD TO IDENTIFY STEPS TO MINIMIZE THE RECIPIENT'S TAX LIABILITY.

RECIPIENT IS SPECIFICALLY URGED TO CONSIDER THE BENEFITS HE OR SHE MIGHT DERIVE BY MAKING A SO-CALLED SECTION 83(b) ELECTION WITHIN 30 DAYS OF THE AWARD DATE.

Part II of this Agreement is attached hereto and incorporated herein for all purposes.

EXECUTED to be effective as of the Award Date set forth above.

THE EXPLORATION COMPANY OF
DELAWARE, INC.

By:
Name:
Title:

Address:
500 North Loop 1604 East, Suite 250
San Antonio, Texas 78232
Attn: Chief Financial Officer or General Counsel

RECIPIENT: PLEASE COMPLETE AND SIGN THIS RESTRICTED STOCK AWARD AGREEMENT AND RETURN IT TO THE ADDRESS SHOWN ABOVE.

RECIPIENT:

Name

Address:

PART II

This Restricted Stock Award Agreement (this "Agreement") is made and entered into by and between The Exploration Company of Delaware, Inc., a Delaware corporation (the "Company"), and the recipient named on Part I (the "Recipient"), as of the date set forth on Part I (the "Award Date").

RECITALS:

The Company has adopted the The Exploration Company 2005 Stock Incentive Plan (the "Plan") to provide an incentive for key employees, consultants and directors of the Company or its Subsidiaries to remain in the service of the Company or its Subsidiaries, to extend to them the opportunity to acquire a proprietary interest in the Company so that they will apply their best efforts for the benefit of the Company and its Subsidiaries, and to aid the Company in attracting able persons to enter the service of the Company and its Subsidiaries;

The Board of Directors of the Company (or the Compensation Committee of the Company, if one has been authorized to administer the Plan by the Company's Board of Directors (the "Committee")), believes that the grant of the restricted stock award herein described to the Recipient is consistent with the purposes for which the Plan was adopted;

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth in this Agreement and for other good and valuable consideration, the Company and the Recipient agree as follows:

        1.         Restricted Stock Award. The Company hereby grants to the Recipient the right (the "Award") to receive the aggregate number of shares set forth on Part I (such number being subject to adjustment as provided herein) of Common Stock, $0.01 par value per share, of the Company (the "Shares") on the terms and conditions set forth in this Agreement. The Award granted under this Agreement is intended to involve vesting restrictions (the "Restrictions") constituting a "significant risk of forfeiture" within the meaning of Section 83 of the Code and

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shall be so construed; provided, however, that the Company makes no representation or warranty that such Award does so qualify and the Company shall bear no liability in the event that such Award fails to so qualify.

        2.         Purchase Price. The Recipient shall not be required to make any cash payment to acquire full ownership of the Shares, but will be required to comply with the Vesting Schedule set forth on Part I, and the vesting provisions set forth in paragraph 3 of this Agreement.

3. Vesting and Term of the Award.

                (a)         General. The Restrictions shall lapse in accordance with the provisions of Part I. Shares which shall have vested shall be referred to as "Vested Shares." Shares which shall not have vested shall be referred to as "Unvested Shares." Shares may become Vested Shares in accordance with Article IX of the Plan or Part I of this Agreement. In general, Unvested Shares may become Vested Shares only if the Recipient has been continuously employed as a full-time employee of the Company, a Subsidiary or an Affiliated Entity from the Award Date to and including dates set forth in Part I.

                (b)         Change in Control. In the event of a Change in Control as defined in the Plan, the provisions of the second paragraph of Article IX of the Plan shall apply and cause Unvested Shares to become Vested Shares upon the occurrence of the Change of Control, and the alternatives specified in the first paragraph of Article IX (i.e., the assumption or substitution of new awards) shall not be available.

        4.         Delivery of Shares. Share certificates evidencing Unvested Shares will be issued, but held by the Company until such time as they become Vested Shares. No Share certificates shall be physically delivered to the Recipient until (a) such Shares have become Vested Shares; (b) all the applicable taxes required to be withheld have been paid or withheld in full; (c) approval of any governmental authority required in connection with the issuance of Shares pursuant to this Agreement has been received by the Company; and (d) if required by the Committee, the Recipient has delivered to the Committee an Investment Letter in form and content satisfactory to the Company as provided in paragraph 8 of this Agreement.

5. Termination of Employment.

                (a)         Death or Disability. If the Recipient ceases to be employed by the Company, a Subsidiary or an Affiliated Entity due to the Recipient's death or Disability (as defined in the Plan), then any and all Shares awarded pursuant to this Agreement that are Unvested Shares as of the date of the termination shall become Vested Shares as of the date of such termination.

                (b)         Other Terminations; Special Circumstances. Subject to subparagraph (a) above, if the Recipient's employment relationship is terminated under special circumstances as determined by the Committee in accordance with Section 8.2 of the Plan, the Committee, in its sole discretion, may waive the vesting requirements, all or in part, otherwise applicable to such Recipient's Unvested Shares. To the extent such vesting requirements are not waived by the or cash dividends attributable to such Unvested Shares), shall revert to the Company without any

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Committee, all Shares that are Unvested Shares as of such termination (together with any stock payment or other consideration to Recipient, and the Recipient shall have no further right, title or interest in or to such Unvested Shares, or to any stock or cash dividends attributable thereto.

        6.         Nontransferability. The Award granted by this Agreement is made solely to the Recipient and is nontransferable. Unvested Shares acquired under this Agreement are transferable by the Recipient only by will or pursuant to applicable laws of descent and distribution. The Award and the Unvested Shares, and any rights and privileges in connection therewith, cannot be transferred, assigned, pledged or hypothecated by the Recipient, or by any other person or persons, in any way, whether by operation of law, or otherwise, and may not be subject to execution, attachment, garnishment or similar process. In the event of any such occurrence, the Recipient's right to have any Unvested Shares vest, and thereby become Vested Shares, will immediately and automatically terminate.

        7.         Adjustments. If there is any change in the capital structure of the Company through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares or similar event (a "Restructuring"), the rights of the Recipient to the Shares shall be adjusted as provided in Article VII of the Plan. Nothing in this Agreement or in the Plan shall affect in any way the right or power of the Company to make or authorize any Restructuring.

        8.         Securities Act. The Company will not be required to issue or deliver any Share certificates pursuant to this Award if, in the opinion of counsel for the Company, such issuance would violate the Securities Act or any other applicable federal or state securities laws or regulations. It is the Company's intention that a registration statement under the Securities Act on Form S-8 (or other applicable form) will be effective with respect to the Shares at the time Unvested Shares become Vested Shares and are then delivered to the Recipient. However, if for any reason such a registration statement is not in effect at such time, the Committee may require that the Recipient, prior to the delivery of any such Shares pursuant to this Award, sign and deliver to the Company a written statement (an "Investment Letter") stating, as applicable, that (a) the Recipient is purchasing the Shares for his own account and not with a view to, or for sale in connection with, any distribution thereof, he has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof and he does not currently have any reason to anticipate a change in the foregoing; (b) the Recipient understands, if correct, that the Shares have not been registered under the Securities Act or any applicable state securities laws or regulations and, therefore, cannot be offered or resold unless the Shares are so registered or an applicable exemption from registration is available; and (c) the Recipient agrees, if correct, that the certificates representing the Shares may bear a legend to the effect set forth in clause (b) above. The Investment Letter must be in form and substance acceptable to the Committee in its sole discretion.

        9.         Notice. All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which actually received by the Company properly addressed to the person who is to receive it.

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Until changed in accordance herewith, the Company and the Recipient specify their respective addresses as set forth below:

Company:	The Exploration Company of Delaware, Inc.
500 North Loop 1604 East, Suite 250
San Antonio, Texas 78232
Attention:	Chief Financial Officer or General Counsel

Recipient:	As indicated on Part I hereto.

        10.         Information Confidential. As partial consideration for the granting of this Award, the Recipient agrees that he will keep confidential all information and knowledge that he or she has relating to the manner and amount of Recipient's participation in the Plan; provided, however, that such information may be disclosed as required by law and may be given in confidence to the Recipient's spouse, tax, legal and financial advisors, or a financial institution to the extent that such information is necessary to obtain a loan.

        11.         Definitions; Copy of Plan. To the extent not specifically provided in this Agreement or otherwise required by context, all capitalized terms used in this Agreement but not defined herein shall have the same meanings ascribed to them in the Plan. By the execution of this Agreement, the Recipient acknowledges that he has received and reviewed a copy of the Plan.

        12.         Administration; Application of Provisions of the Plan. This Agreement is subject to the terms and conditions of the Plan. The Plan will be administered by the Board of Directors and by the Committee in accordance with its terms. The Committee has sole and complete discretion with respect to all matters reserved to it by the Board of Directors of the Company and by the Plan, and decisions of the Board of Directors and of the Committee with respect to the Plan and this Agreement shall be final and binding upon the Recipient. If a conflict between the terms and conditions of this Agreement and the Plan exists, the provisions of the Plan shall control.

        13.         Arbitration. Any legal or equitable claims or disputes between Recipient and the Company, including without limitation, those arising out of or in connection with the employment, or the termination of employment, of Recipient by the Company (other than a suit for injunctive relief) will be resolved exclusively by binding arbitration. This Agreement applies to the following allegations, disputes, and claims for relief, but is not limited to those listed: wrongful discharge under statutory law and common law; employment discrimination based on federal, state, or local statute, ordinance, or governmental regulation; retaliatory discharge or other action; compensation disputes; tortious conduct; contractual violations (although no contractual relationship, other than at will employment and this Agreement and agreement to arbitrate, is hereby created); ERISA violations; and other statutory and common law claims and disputes.

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The arbitration proceedings shall be conducted in San Antonio, Texas in accordance with the Employment Dispute Resolution Rules ("EDR Rules") of the American Arbitration Association ("AAA") in effect at the time a demand for arbitration is made. Recipient is entitled to representation by an attorney throughout the proceedings at Recipient's own expense.

One arbitrator shall be used and shall be chosen by mutual agreement of the parties. If, within 30 days after the Recipient notifies the Company of an arbitrable dispute, no arbitrator has been chosen, an arbitrator shall be chosen from a list or lists of proposed arbitrators submitted by the AAA pursuant to its EDR Rules, except that (a) the number of preemptory strikes shall not be limited, and (b) if the parties fail to select an arbitrator from one or more lists, AAA shall not have the power to appoint the arbitrator but shall continue to submit lists until the arbitrator has been selected. The arbitrator shall coordinate, and limit as appropriate, all pre-arbitral discovery, which shall include document production, information requests, and depositions. The arbitrator shall issue a written decision and award stating the reasons therefore. The decision and award shall be final and binding on both parties, their heirs, executors, administrators, successors, and assigns. The costs and expenses of the arbitration shall be borne evenly by the parties.

14. No Guarantee of Continuation of Employment.

                (a)         Employees Without an Employment Agreement. If the Recipient does not have an employment agreement with the Company, this Agreement shall not be construed to confer upon the Recipient any right to continue in the employ of the Company or its Subsidiaries and shall not limit the right of the Company or its Subsidiaries, in their sole discretion, to terminate the employment of the Recipient at any time, with or without cause. The parties' employment relationship is at will, and no other inference is to be drawn from this Agreement. The Company may, at any time and from time to time, cause Recipient to be employed by any entity that is a Subsidiary or Affiliated Entity. Either party may terminate the employment relationship at any time for any or no reason. Any agreement abrogating the at will relationship must be in writing and signed by both Recipient and the Company.

                (b)         Employees With an Employment Agreement. If the Recipient at any time during the vesting period is employed by the Company pursuant to a then effective written employment agreement, the terms of such employment agreement and of this Award shall be construed in such a manner as to fulfill, insofar as possible, the purposes of both such agreements. However, the grant of this Award shall not be deemed to enlarge in any manner the rights of the Recipient under his or her applicable employment agreement, and all of the Company's rights and remedies under such employment agreement shall remain in full force and effect. If the Recipient's employment agreement affords him or her the right to terminate such agreement on the basis of "good reason" or "good cause," or for other similar reasons, then upon any such termination by the Recipient, and notwithstanding any other provision to the contrary in the employment agreement, the Company shall have the right to cause all Unvested Shares to revert to the Company without any payment or other consideration to Recipient.

15. No Obligation to Exercise. The Recipient shall have no obligation to accept any Shares pursuant to this Agreement.

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        16.         Governing Law; Construction. This Agreement shall be governed by the laws of the State of Texas without regard to choice of law and conflicts of law principles. Titles and headings are for ease of reference only and shall not be considered in construing this Agreement. Pronouns shall be deemed to include the masculine, feminine, neuter, singular and plural as the context may require. References to paragraphs and exhibits are to paragraphs and Exhibits of this Agreement unless otherwise indicated. All such Exhibits are incorporated in this Agreement by reference and are a part hereof.

17. Amendments. This Agreement may be amended only by a written agreement executed by the Company and the Recipient.

18. Right to Reacquire. The receipt by Recipient of Shares pursuant to the Award shall be subject to the following terms and conditions:

                (a)         Restriction on Transfer. Other than testamentary transfers or transfers pursuant to the laws of descent and distribution, Recipient shall not sell, exchange, transfer, assign, encumber, or otherwise dispose of any of the Unvested Shares to any person, corporation, partnership, joint venture, trust or other entity without the prior written consent of the Board of Directors of the Company or the Committee. Any transferee shall take the Unvested Shares subject to all applicable terms and provisions of this Agreement, including this paragraph, and shall, as a condition to the transfer of the Unvested Shares, sign a Joinder Agreement attached as Exhibit A agreeing to be bound by all applicable provisions of this Agreement.

                (b)         Definition of Owner. For purposes of paragraph 18 of this Agreement, the term "Owner" shall include the Recipient and all subsequent holders of the Unvested Shares who derive their chain of ownership through a permitted transfer from the Recipient in accordance with paragraph 18(a).

                (c)         Agreement Applicable to Community Interests. Any right or interest of a spouse of an Owner in Unvested Shares, whether such right or interest is created by law (including community property laws) or otherwise, shall for all purposes hereof be included in, deemed a part of and bound by the same terms hereof as the Unvested Shares to which such right or interest relates or appertains, and all provisions of this Agreement applicable to Unvested Shares owned by an Owner shall be applicable to any right or interest which the spouse of such Owner may have or be entitled to have therein.

                (d)         Purchase of Spouse's Interest in Unvested Shares. In the event of the death of an Owner's spouse, or the divorce of an Owner and his or her spouse, such Owner shall have the right to purchase all or any part of the Unvested Shares (and any interest therein) to which such spouse (or the estate of such spouse) is or may be entitled at a purchase price of $100 for all such Unvested Shares. Such purchase shall be effected on the following terms and conditions:

                         (i)         The Owner's right to purchase his or her spouse's interest in the Shares shall continue for a period of 60 days from the date of entry of the divorce decree or from the date of qualification of the personal representative of the spouse in the event of death, as the

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case may be, and shall be considered exercised by such Owner on the date on which written notice of such exercise has been delivered or mailed, properly addressed, to such spouse or the personal representative of such spouse.

                         (ii)         If the Owner shall fail to exercise his or her right in its entirety in the manner and time prescribed, then the spouse or the personal representative of the spouse, as the case may be, shall so notify the Company in writing, which notice shall state the address of such spouse or personal representative and the number of Unvested Shares (or interest in Unvested Shares) owned by such spouse or the estate of such spouse. Thereupon the Company shall have the right to purchase all Unvested Shares (and interests therein) not purchased by such Owner for a period of 60 days following the receipt by the Company of such notice at a purchase price of $100 for all such Unvested Shares.

(iii) The purchase right set forth in this paragraph 18(d) shall terminate with respect to any Shares for which the purchase right is not timely exercised under paragraphs 18(d)(i) and (ii).

        19.         Termination. The Company may terminate the Plan at any time; however, such termination will not modify the terms and conditions of the Award made under this Agreement without the Recipient's consent.

        20.         No Rights as a Shareholder. Recipient shall have the full right to vote and to receive all dividends and other distributions paid or made with respect to Vested Shares. With respect to Unvested Shares, (i) the voting power shall be exercised only in accordance with the determination of the Board of Directors of the Company, and such Unvested Shares cannot be voted by the Owner in the absence of such determination; (ii) stock dividends and other stock adjustments shall be treated as provided in Article VII of the Plan; and (iii) cash dividends shall be held by the Company and paid to the Holder at such time as Unvested Shares may become Vested Shares; however, if Unvested Shares revert to the Company as provided in this Agreement, then any such cash dividends shall also become the property of the Company.

        21.         Severability. If any provision of this Agreement is held by final judgment of a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalid, illegal or unenforceable provision shall be severed from the remainder of this Agreement, and the remainder of this Agreement shall be enforced. In addition, the invalid, illegal or unenforceable provision shall be deemed to be automatically modified, and, as so modified, to be included in this Agreement, such modification being made to the minimum extent necessary to render the provision valid, legal and enforceable. Notwithstanding the foregoing, however, if the severed or modified provision concerns all or a portion of the essential consideration to be delivered under this Agreement by one party to the other, the remaining provisions of this Agreement shall also be modified to the extent necessary to equitably adjust the parties' respective rights and obligations hereunder.

        22.         Entire Agreement. Except as provided below, this Agreement, including the exhibits and schedules attached hereto, if any (together with the provisions of the Plan), contains the entire agreement of the parties with respect to the subject matters hereto, and supersedes all

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prior agreements between them, whether oral or written, of any nature whatsoever with respect to the subject matter hereof. However, this Agreement does not supersede the Company's rights under any agreement between Recipient and the Company that (i) protects the Company's proprietary information or intellectual property, or (ii) prohibits Recipient from competing with the Company or soliciting the Company's customers, suppliers or employees; rather all such rights of the Company under any such agreements shall be in addition to the rights granted herein. In addition, if the Company and Recipient have entered into a separate agreement concerning arbitration of claims, the Company shall elect, within 10 days of notice from Recipient of a claim to be arbitrated, whether any such arbitration shall be governed by the provisions of this Agreement or of such separate agreement.

* * * * *
________________________________________________

Note: Copies of this agreement were executed by directors and approximately 50 employees of The Exploration Company of Delaware, Inc. during the first quarter of 2006 for a total of 349,000 shares. As previously disclosed on Form 8-K's filed February 1, 2006 and February 10, 2006, directors and named officers were granted restricted shares as follows:

Name and Position	Restricted Shares Granted	Vesting Schedule

Stephen M. Gose, Jr. Director	10,000	All shares shall vest on January 27, 2007

Michael J. Pint. Director	10,000	All shares shall vest on January 27, 2007

Alan L. Edgar Director	10,000	All shares shall vest on January 27, 2007

Robert L. Foree Director	10,000	All shares shall vest on January 27, 2007

Dennis B. Fitzpatrick Director	40,000	One-third each shall vest on January 27 of 2007, 2008 and 2009.

Jon Michael Muckleroy Director	40,000	One-third each shall vest on January 27 of 2007, 2008 and 2009.

P. Mark Stark Vice President, Treasurer and Chief Financial Officer	30,000	One-third each shall vest on January 27 of 2007, 2008 and 2009.

James J. Bookout Vice President, Chief Operating Officer	30,000	One-third each shall vest on January 27 of 2007, 2008 and 2009.

Roberto R. Thomae Corporate Secretary and Vice President Capital Markets	30,000	One-third each shall vest on January 27 of 2007, 2008 and 2009.

M. Frank Russell Vice President, General Counsel	30,000	One-third each shall vest on March 23 of 2007, 2008 and 2009.

Richard A. Sartor Controller	6,000	One-third each shall vest on January 27 of 2007, 2008 and 2009.
_______________________________________________________

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SPOUSAL CONSENT

        I, spouse of                      , have read and am aware of, understand and fully consent and agree to the provisions of the Agreement attached hereto and its binding effect upon any interest, community or otherwise, I may own now or hereafter in any Shares, and agree that the termination of my marriage to                       for any reason shall not have the effect of removing any Shares otherwise subject to the Agreement from the coverage thereof. I hereby evidence such awareness, understanding, consent and agreement by joining in the Agreement and by executing this Agreement below.

Signature of Spouse

Printed Name:

Address:

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EXHIBIT A

JOINDER AGREEMENT

        For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, by execution of this Joinder Agreement, agrees to become a party to the Restricted Stock Award Agreement dated as of                      , 2006, by and between The Exploration Company of Delaware, Inc., a Delaware corporation (the "Company"), and                      , Recipient thereunder (the "Agreement"), a copy of which is attached hereto as Exhibit A to the extent and as provided by this Joinder Agreement. The undersigned acknowledges that by his execution of this Joinder Agreement he will become a party to the Agreement for purposes of paragraph 18 (and only with respect to such paragraph), such paragraph providing for the Company's right with respect to Unvested Shares issued pursuant to the Agreement. The undersigned represents and warrants that he has read and consents to, agrees to be bound by, the provisions of paragraph 18 of the Agreement.

EXECUTED to be effective the day of , 2006.

Name:

SPOUSAL CONSENT TO JOINDER AGREEMENT

I, spouse of _____________, have read and am aware of, understand and fully consent and agree to the provisions of the Agreement attached hereto and its binding effect upon any interest, community or otherwise, I may own now or hereafter in any Shares, and agree that the termination of my marriage to ___________ for any reason shall not have the effect of removing any Shares otherwise subject to the Agreement from the coverage thereof. I hereby evidence such awareness, understanding, consent and agreement by joining in the Agreement and by executing this Joinder Agreement below.

Signature of Spouse

Printed Name:

Address:

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